INDEPENDENT AUDITORS' REPORT




To the Trustees and Shareholders of WM Strategic Growth Portfolio, WM Conservative Growth Portfolio, WM Balanced Portfolio,
WM Conservative Balanced Portfolio and WM Flexible Income Portfolio:

In planning and performing our audits of the financial statements of
WM Strategic Growth Portfolio, WM Conservative Growth Portfolio,
WM Balanced Portfolio, WM Conservative Balanced Portfolio (formerly known as WM Income Portfolio) and WM Flexible Income Portfolio
(collectively the "Portfolios") for the year ended October 31, 2000
(on which we have issued our report dated December 8, 2000), we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the
Portfolios' internal control.
The management of the Portfolios is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.  Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles generally accepted in the United States of America.
Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.
	Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected.  Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.
	Our consideration of the Portfolios' internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public
Accountants.  A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.  However, we noted
no matters involving the Portfolios' internal control and its operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of October 31, 2000.
	This report is intended solely for the information and use of management, the Trustees and Shareholders of the Portfolios, and the Securities and
Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



DELOITTE & TOUCHE LLP
San Francisco, CA

	December 8, 2000